Filed Pursuant to Rule 433

Registration Statement No. 333-182852

April 29, 2015

PRICING TERM SHEET

This pricing term sheet supplements, and should be read in conjunction with, Bristol-Myers Squibb Company’s preliminary prospectus supplement dated April 29, 2015 and accompanying prospectus dated July 26, 2012 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Bristol-Myers Squibb Company

Securities:	1.000% Notes due 2025 (the “2025 Notes”) 1.750% Notes due 2035 (the “2035 Notes”)

Size:	€575,000,000 2025 Notes €575,000,000 2035 Notes

Maturity Date:	May 15, 2025, with respect to the 2025 Notes May 15, 2035, with respect to the 2035 Notes

Coupon:	1.000%, with respect to the 2025 Notes 1.750%, with respect to the 2035 Notes

Interest Payment Date:	May 15, commencing May 15, 2016, with respect to the 2025 Notes May 15, commencing May 15, 2016, with respect to the 2035 Notes

Price to Public:	98.980%, with respect to the 2025 Notes 99.548%, with respect to the 2035 Notes

Benchmark Bund:	0.500% due February 15, 2025, with respect to the 2025 Notes 4.750% due July 4, 2034, with respect to the 2035 Notes

Spread to Benchmark Bund:	+85.1 bps, with respect to the 2025 Notes +119.4 bps, with respect to the 2035 Notes

Benchmark Bund Price and Yield:	102.345 and 0.257%, with respect to the 2025 Notes 175.350 and 0.583%, with respect to the 2035 Notes

Yield to Maturity:	1.108%, with respect to the 2025 Notes 1.777%, with respect to the 2035 Notes

Spread to Mid Swaps:	+53bps, with respect to the 2025 Notes +90bps, with respect to the 2035 Notes

Interpolated Mid Swaps Yield:	0.578% (10yr Mid Swaps at 0.576% // 11yr Mid Swaps at 0.627%), with respect to the 2025 Notes 0.877% (20yr Mid Swaps at 0.877% // 21yr Mid Swaps at 0.889%), with respect to the 2035 Notes

Optional Redemption:	Make-Whole Rate plus 15 bps, in case of the 2025 Notes Make-Whole Rate plus 20 bps, in case of the 2035 Notes

Underwriting Discount:	0.450%, with respect to the 2025 Notes 0.650%, with respect to the 2035 Notes

Net Proceeds, after Underwriting Discounts and before Estimated Offering Expenses:	€1,135,211,000

Trade Date:	April 29, 2015

Expected Settlement Date (T+3):	May 5, 2015

Anticipated Ratings:	A2 (Stable) by Moody’s Investors Service, Inc. A+ (Stable) by Standard & Poor’s Ratings Services

Listing:	Application will be made to list the notes on the New York Stock Exchange

Clearing and Settlement:	Euroclear/Clearstream

Stabilization:	Stabilization/FCA

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

CUSIP:	110122 AY4, in the case of the 2025 Notes 110122 AZ1, in the case of the 2035 Notes

ISIN:	XS1226748439, in the case of the 2025 Notes XS1226748512, in the case of the 2035 Notes

Common Code:	122674843, in the case of the 2025 Notes 122674851, in the case of the 2035 Notes

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Governing Law:	New York

Joint Book-Running Managers:	BNP Paribas Goldman, Sachs & Co. Merrill Lynch International Morgan Stanley & Co. International plc

Co-Managers:

Citigroup Global Markets Limited

J.P. Morgan Securities plc

Barclays Bank PLC

Credit Suisse Securities (Europe) Limited

Deutsche Bank AG, London Branch

Wells Fargo Securities International Limited

HSBC Bank plc

Mitsubishi UFJ Securities International plc

The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, the underwriters or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling BNP Paribas at 1-800-854-5674, Goldman, Sachs & Co. at 1-866-471-2526, Merrill Lynch International at 1-800-294-1322 or Morgan Stanley & Co. International plc at 1-866-718-1649.